EXHIBIT 99.1

*** For Immediate Release ***

News Release: October 29, 2009

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces Third Quarter 2009 Financial Results

Seattle, WA -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced unaudited financial results for the third quarter of 2009. The Seattle Bank reported net losses of $93.8 million and $144.3 million for the three and nine months ended September 30, 2009, compared to a net loss of $18.8 million and net income of $41.8 million for the three and nine months ended September 30, 2008.

The Seattle Bank attributes its third-quarter and year-to-date 2009 net losses primarily to $130.1 million and $263.5 million of credit-related charges associated with projected losses on its investments in private-label mortgage-backed securities. The bank has continued to receive all expected cash flows from these investments, reflecting, among other things, its senior credit position and significant credit enhancements on these investments.

"The mark-to-market write-downs we've had to take on our private-label mortgage-backed securities have reduced our GAAP capital, while the projected credit losses have severely impacted our net income," said Seattle Bank President and CEO Richard M. Riccobono. "At the same time, we comply with all of our regulatory capital requirements and our year-to-date net interest income is strong. Most importantly, we remain focused on our mission of providing liquidity and funding to the members of the Seattle Bank cooperative in these difficult economic times."

The Seattle Bank's third-quarter and year-to-date 2009 net interest income was $47.9 million and $170.1 million, increasing by $4.7 million and $12.0 million, respectively, over the same periods in 2008, due primarily to a reduction in the bank's funding costs.

As of September 30, 2009, the Seattle Bank had total assets of $54.1 billion, compared to $58.4 billion as of December 31, 2008. The decrease in total assets was primarily due to a decline in the bank's advances. Advances outstanding, which peaked at $46.3 billion in September 2008 in response to a record demand for liquidity by the Seattle Bank's members, declined to $24.9 billion as of September 30, 2009 due, in part, to reduced demand, as members began to shrink their asset balances and experience growth in their deposits.

As of September 30, 2009, the Seattle Bank met all of its regulatory capital requirements, including its risk-based capital requirement. The bank reported a risk-based capital surplus of $114.9 million as of September 30, 2009, compared to a risk-based capital deficiency of $159.2 million as of December 31, 2008, but remains classified as "undercapitalized" by its regulator, the Federal Housing Finance Agency.

The Seattle Bank held total capital of $927.4 million as of September 30, 2009, including $1.9 billion of capital stock, $70.2 million of retained earnings, and an accumulated other comprehensive loss of $995.5 million. This compares to total capital of $1.8 billion as of December 31, 2008, which included approximately $1.8 billion of capital stock and an accumulated deficit of $78.9 million. The change in the composition of total capital between these two periods was primarily due to additional other-than-temporary impairments of the bank's private-label mortgage-backed securities and the bank's adoption of new accounting rules regarding such securities on January 1, 2009.

The Seattle Bank's total outstanding capital stock increased by $28.9 million from December 31, 2008 through September 30, 2009, including capital stock purchases and transfers by Seattle Bank members. For the three and nine months ended September 30, 2009, capital stock purchases by new members totaled $1.1 million and $6.0 million and capital stock purchases by existing members totaled $514,000 and $23.6 million. All stock purchases and transfers were transacted at a par value of $100 per share.

The Seattle Bank will announce its third-quarter 2009 unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission on or around November 12, 2009.

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About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the Seattle Bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan adjustments and amendments (including regarding a capital restoration plan), accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), demand for advances, changes in our membership profile or the withdrawal of one or more large members, shifts in demand for our products and consolidated obligations, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, changes in projected business volumes, our ability to appropriately manage our cost of funds, and the cost-effectiveness of our funding, hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2008 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.